EXHIBIT 10.11

AMENDMENT NO. 3

TO THE

KINDRED 401(k) PLAN

This is Amendment No. 3 to the Kindred 401(k) Plan (the “Plan”) as last amended and restated as of January 1, 2003, which amendment shall be effective as of January 1, 2006.

RECITALS

A.	Kindred Healthcare, Inc. (the “Company”) maintains the Plan and has reserved the right in Section 9.1 of the Plan to amend the Plan from time to time in its discretion.

B.	The Company also maintains the Kindred & Affiliates 401(k) Plan (the “Affiliates Plan”), originally effective as of January 1, 1991 and most recently amended and restated as of January 1, 2003, for the benefit of eligible employees of affiliates that are not members of the Company’s controlled group and certain union employees.

C.	The Company desires to merge the Affiliates Plan into the Plan as of the close of business on December 31, 2005, and to amend the Plan in order to provide for participation in the Plan by employers currently participating in the Affiliates Plan and their eligible employees, to preserve protected benefits, rights and features under the Affiliates Plan, to provide for reporting and testing of the Plan as a multiple employer plan and to otherwise facilitate the merger.

AMENDMENTS

1. Section 1.11(b) of the Plan is hereby amended to add the following at the end thereof:

; provided, however, that any employee whose collective bargaining unit was covered under the Kindred & Affiliates 401(k) Plan as of December 31, 2005 shall be considered an Employee beginning on January 1, 2006.

2. Section 1.11(d) of the Plan is hereby deleted.

3. Section 1.12 of the Plan is hereby amended so that as amended it shall read in its entirety as follows:

Section 1.12 Employer means (i) Kindred Healthcare, Inc. (formerly known as Vencor, Inc.); (ii) any entity which becomes part of the Company after January 1, 1997 that becomes a participating employer in accordance with the procedure in Article 12; (iii) each of the legal entities, or any successor thereto, which were part of the Company as of January 1,

1997 and which have not yet ceased participation in accordance with Article 12; (iv) any entity that is managed by the Company pursuant to a management agreement, provided that the entity which provides management services either adopted the Kindred & Affiliates 401(k) Plan for the benefit of its eligible employees on or before December 31, 2005 and had not withdrawn prior to that date or has adopted this Plan for the benefit of its eligible employees on or after January 1, 2006 (as evidenced by its name being listed on Appendix B); and which either adopted the Kindred & Affiliates 401(k) Plan for the benefit of its eligible employees on or before December 31, 2005 and had not withdrawn prior to that date or has adopted this Plan for the benefit of its eligible employees on or after January 1, 2006 (as evidenced by its name being listed on Appendix B); and (v) the partnerships listed on Appendix B hereto, or which thereafter become participating employers pursuant to the procedure in Article 12. The Sponsoring Employer shall be Kindred Healthcare, Inc. For application of various provisions of the Code to this Plan, the rules apply to each entity included as an Employer which is a member of a controlled group of a group under common control within the meaning of Code Sections 414(b), (c), (m) or (o). Reference to an “Employer” herein shall apply to all Employers set out above as a group.

4. Section 1.18 of the Plan is hereby amended so that as amended it shall read in its entirety as follows:

Section 1.18 Highly Compensated Employee means any employee of an Employer who (i) was a five percent owner of the Employer during the current Plan Year or the preceding Plan Year, or (ii) during the preceding Plan Year, received Compensation from an Employer in excess of $80,000 (as such amount may be adjusted from time to time by the Secretary of the Treasury) and was in the top-paid group of employees for such Plan Year.

The determination of who is a Highly Compensated Employee, including the determination of the number and identity of employees in the top-paid group and the Compensation that is considered, shall be made in accordance with Code Section 414(q) and the regulations thereunder, taking into account, when appropriate, Code Section 410(b)(6)(C)’s transition rule, which allows exclusion of certain Employees from consideration. The determination of Highly Compensated Employees shall be made on an aggregate basis for each Employer that is treated as a controlled group under Code Sections 414(b), (c), (m) or (o), except as otherwise provided in applicable Treasury Regulations.

5. Section 1.19 of the Plan is hereby amended to replace all references to “the Company” as they appear therein, with references to “an Employer”.

6. Section 1.20 of the Plan hereby is amended to add the following at the end thereof:

With respect to a Participant whose accounts transferred into this Plan from the Kindred & Affiliates 401(k) Plan include a Prior Plan Employer Contributions Account and/or a Prior Plan Salary Reduction Account for amounts attributable to contributions made under a plan that was merged into the Kindred & Affiliates 401(k) Plan, such amounts shall be credited to Prior Plan Employer Contribution and Prior Plan Salary Reduction Accounts, with all attributes that were preserved with respect to such Accounts under the Kindred & Affiliates 401(k) Plan also preserved under this Plan, that are separate and distinct from the Prior Plan Employer Contribution and Prior Plan Salary Reduction Accounts maintained for contributions allocated to such Participant under the Kindred & Affiliates 401(k) Plan. Notwithstanding the foregoing or anything herein to the contrary, no separate account shall be maintained for any Participant with respect to contributions made under a Prior Plan to the extent not necessary to preserve any attributes from such Prior Plan.

7. Section 1.27 of the Plan is hereby amended in its entirety, so that as amended it shall read as follows:

Section 1.27 Normal Retirement Date means the first day of the month coincident with or next following the date on which the Participant attains Normal Retirement Age. The Normal Retirement Age shall be age 65, except with respect to any Prior Plan Employer Contribution Account transferred to this Plan from the Hillhaven Corporation Retirement or Deferred Savings Plans, or from the Kindred & Affiliates 401(k) Plan, for which the Normal Retirement Age shall be 60.

8. Section 1.38 of the Plan is hereby amended to add new paragraphs (h) and (i) at the end thereof to read as follows:

(h)	An Employee shall be credited with a year of Service for each 12 month period of service prior to December 31, 1997 from the Employer’s most recent date of hire with Convalescent Pharmaceutical Services, Inc. or any other employer participating in the CKP Savings and Retirement Plan at the time some of its assets were merged into the Kindred & Affiliates 401(k) Plan, or with Nationwide Care, Inc., for purposes of eligibility under Section 2.1 and vesting under Section 5.5, provided that no Employee shall be credited with more than five years of Service under this Section 1.38(h). For purposes of this Section 1.38(h), if an Employee transferred employment from a partner of a partnership employer participating in the CKP Savings and Retirement Plan to that partnership, his most recent date of hire shall be his most recent date of hire with the partner.

(i)	Notwithstanding the preceding paragraphs of this Section 1.38, for Participants who were participating in the Kindred & Affiliates 401(k) Plan immediately before that plan was merged into this Plan, Service shall be credited as follows: (1) prior to January 1, 1997, a year of Service shall be credited for each 12 month period of service from the Employee’s date of hire, subject to the rules and limitations set forth in the Kindred & Affiliates 401(k) Plan prior to its restatement effective as of January 1, 1997, (2) for the service year of an Employee that ended in calendar year 1997, one year of Service shall be credited, and (3) after January 1, 1997, a year of Service shall be credited for each Plan Year during which a Participant has been credited with 1,000 or more Hours of Service for the Company or an Employer (whether before or after participation begins) subject to paragraphs (a) – (h) of this Section 1.38.

9. Section 2.3(e) of the Plan is hereby amended to delete the phrase “or from an entity which participates in the Kindred & Affiliates 401(k) Plan” as it appears therein, and to delete the last sentence thereof.

10. Section 5.5 of the Plan is hereby amended to replace all references therein to “the Company” with references to “an Employer,” and to add a new paragraph (k) at the end thereof to read as follows:

(k)	Notwithstanding anything in this Section 5.5 to the contrary, a Participant that has a Prior Plan Employer Contribution Account attributable to employer contributions made under the Kindred & Affiliates 401(k) Plan shall be vested in the balance attributable to such account based on his years of Service as of his date of termination, in accordance with the schedule below:

Years of Service	Vested Percentage
Less than 2 years	0%
2 but less than 3	20%
3 but less than 4	40%
4 but less than 5	60%
5 but less than 6	80%
6 years or more	100%

provided, however, that any such Participant shall be 100% vested in all amounts in his Prior Plan Employer Contribution Account that were transferred from the CKP Savings and Retirement Plan (the “CKP Plan”) or the Nationwide Care, Inc. 401(k) Plan to the Kindred & Affiliates 401(k) Plan, and provided, further, that any such Participant who had three years of service under the CKP Plan and whose benefit was transferred from the CKP Plan to the Kindred & Affiliates 401(k) Plan shall be 100% vested in the full amount of all Prior Plan Employer Contribution Accounts transferred into this Plan from the Kindred & Affiliates 401(k) Plan.

11. Section 6.2 of the Plan is hereby amended in its entirety, so that as amended it shall read as follows:

Section 6.2 Other In-Service Withdrawals

Upon proper written application in such manner and in such form as the Committee may specify, a Participant shall be permitted to withdraw the balance (as of the Valuation Date on which the distribution is processed) of his Accounts while employed, as follows (i) any part or all of a Rollover Account at any time; (ii) any part or all of his Prior Plan Employer Contribution Account (other than such an Account holding amounts attributable to matching contributions made under the Kindred & Affiliates 401(k) Plan) or Profit Sharing Account (if any) after ten years of participation; (iii) after-tax contributions at any time, in all or in part; and (iv) with respect to all other accounts (including a Prior Plan Employer Contribution Account holding amounts attributable to matching contributions made under the Kindred & Affiliates 401(k) Plan) all or in part only after attainment of age 59 1/2.

12. The last two sentences of Section 12.1 of the Plan are hereby amended in their entirety, so that as amended they shall read as follows:

When an entity ceases to be an “Employer” because it is no longer a part of the Company or ceases to be managed by an entity in the Kindred Healthcare, Inc. controlled group, the entity shall cease to be a Participating Employer. Section 12.4 shall not apply to such cessation.

13. Section 12.2 of the Plan is hereby amended in its entirety, so that as amended it shall read as follows:

Section 12.2 Single Plan

This Plan shall be deemed to be a single plan of all Employers that have adopted this Plan. Employer contributions shall not be accounted for separately, and all Plan assets shall be available to pay benefits to all Participants and their Beneficiaries. Forfeitures shall not be specially allocated to reduce the Matching Contribution obligation of the Employer whose employees suffered the forfeiture. Employees may be transferred among Participating Employers or employed simultaneously by more than one Participating Employer, and no such transfer or simultaneous employment shall effect a termination of employment, be deemed retirement or be the cause of a forfeiture or a loss of years of Service under this Plan. For purposes of determining years of Service and the payment of benefits upon death or other termination of employment, all Participating Employers shall be deemed one Employer. Any Participant employed by a Participating Employer during a Plan Year who receives any Compensation from a Participating Employer during that Plan Year shall receive an allocation of any Employer Contributions and forfeitures for the Plan Year in accordance with Article 3 based on his Compensation during that Plan Year.

14. Article 12 of the Plan is hereby amended to add a new Section 12.6 at the end thereof to read as follows:

Section 12.6 Multiple Employer Plan Testing

This Plan covers the employees of employers not considered a controlled group under Code Section 414. Each of the discrimination tests and limitations on contributions in the Plan shall be applied on a controlled group by controlled group basis where required by the Code and applicable Treasury Regulations.

15. Appendix A to the Plan is hereby amended to replace the phrase “Any company for which past service was granted for purposes of the Hillhaven Retirement or Deferred Savings Plan,” as it appears therein with the following phrase: “Any company for which past service was granted for purposes of the Kindred & Affiliates 401(k) Plan prior to its restatement effective January 1, 1997, or the Hillhaven Retirement or Deferred Savings Plan,”.

16. Appendix B to the Plan is hereby amended to add the following at the end thereof:

As of January 1, 2006:

Partnerships

Name of Partnership	Partners	Total Direct or Indirect Kindred Ownership
Advanced Respiratory Care d/b/a California Respiratory Care Partnership #2517	Advanced Infusion System, Inc.—51% Alta Bates Medical Center—49%	51%

Foothill Nursing Company Partnership #981	Vencor Operating, Inc. —50% Kindred Nursing Center Limited Partnership—50%	100%

Starr Farm Partnership #995	Vencor Operating, Inc.—50% Fletcher Allen Skilled Nursing, LLC—50%	50%

Managed Entities

Facility	Owner	Manager
Holladay Healthcare Center #992	Paul Randle Asoc.	Kindred Nursing Centers West, LLC

Ledgewood #949	Ledgewood Healthcare Corp.	Kindred Nursing Centers East, LLC

Starr Farm #995	Starr Farm Partnership	Kindred Nursing Centers East, LLC

Clark House Nursing Center at Fox Hill Village #963	Foxhill Village Partnership	Kindred Nursing Centers East, LLC

IN WITNESS WHEREOF, the Employer has caused this Amendment No. 3 to be executed this 16th day of December, 2005.

KINDRED HEALTHCARE, INC.

By	/s/ Richard E. Chapman
Title:	Executive Vice President and Chief Administrative and Information Officer